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                                                                   EXHIBIT 10.35

                              AMENDED AND RESTATED
                           CONVERTIBLE PROMISSORY NOTE


$1,799,115.25                                                    January 1, 2001

         FOR VALUE RECEIVED, the undersigned, QORUS.COM, INC., a Florida corporation (hereinafter referred to as the "Maker"), hereby unconditionally promises to pay to the order of Apex Investment Fund III, L.P. (hereinafter referred to as the "Holder"), at Holder's address at 225 W. Washington Street, Suite 1450, Chicago, Illinois 60606, or, upon notice from Holder, to the person so designated in said notice to Maker, the principal sum of ONE MILLION SEVEN HUNDRED NINETY-NINE THOUSAND ONE HUNDRED FIFTEEN DOLLARS AND 25/100 ($1,799,115.25), or so much thereof as may be advanced and outstanding hereunder, together with interest on the outstanding principal balance from day to day remaining, payable in lawful money of the United States of America as set forth herein.

         This Note shall constitute an amendment and restatement of (but shall not extinguish the indebtedness evidenced by) that certain Amended and Restated Convertible Promissory Note dated as of May 1, 2000, previously executed and delivered by the Maker payable to the order of Holder in the principal amount of $1,799,115.25, and all indebtedness outstanding under such prior promissory note hereafter shall be governed by and payable in accordance with the terms hereof.

         1. Interest. This Note shall bear interest on the unpaid principal balance hereof until paid in full at the rate of TEN PERCENT (10%) per annum. Interest on the indebtedness evidenced by this Note shall be computed on the basis of a year of 365 or 366 days, as the case may be, and charged for the actual number of days elapsed.

         2. Advances. Subject to the terms and conditions of this Note, and provided that no Event of Default (as defined in Section 4.1) has occurred and is continuing, Holder agrees to make, or cause to be made, a loan to the Maker in a principal amount up to but not exceeding One Million Seven Hundred Ninety-Nine Thousand One Hundred Fifteen Dollars and 25/100 ($1,799,115.25), in one or more advances as requested by Maker upon notice in writing delivered to Holder at least five (5) business days prior to the date on which such advance is to be made. No requests for advances may be made after September 30, 2000. Subject to the terms and conditions of this Note, and provided that no Event of Default has occurred and is continuing, advances hereunder shall be made available to the Maker by depositing the same, in immediately available funds, in an account of the Maker designated by the Maker.

         3. Payments. All principal and interest on this Note shall be due and payable on the earlier to occur of (i) March 31, 2001 or (ii) the date of closing of the next equity or quasi-equity financing for the Maker, or any of its subsidiaries. The earlier of such dates is herein referred to as the "Payment Date." All amounts past due and outstanding on this Note from and after the Payment Date shall accrue interest at an interest rate equal to the lesser of fifteen percent (15%) or the maximum lawful rate until paid in full. This Note may not be prepaid.


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         4. Default

                  4.1 Events of Default. Maker shall be in default hereunder upon the happening of any of the following events or conditions (each such event or condition hereinafter referred to as an "Event of Default"):

                  (a) Maker shall fail to pay when due the principal or interest of this Note.

                  (b) Maker shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

                  (c) Any involuntary proceeding shall be commenced against Maker seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of ninety
         (90) days.

                  (d) This Note shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability hereof shall be contested or challenged by Maker, or Maker shall deny that it has any further liability or obligation under this Note.

         5. Remedies. Upon the occurrence of any Event of Default, Holder may, at its option, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, and Holder shall have the right to foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, and offset against this Note any sum or sums owed by Holder hereof to Maker. Failure of Holder to exercise this option shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

         6. Costs and Expenses. If this Note is placed in the hands of an attorney for collection, or for the recovery or protection of this indebtedness, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby after the occurrence of an Event of Default or the enforcement or protection of the security, Maker and any endorsers hereof will be liable for, without notice or demand, all costs and expenses arising therefrom, to include reasonable attorney's fees plus all costs of court and litigation and the reasonable costs of any other collection efforts.


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         7. Waivers. Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to Holder. Holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

         8. Maximum Interest Rate. If the laws of the State of Illinois or the United States of America are now or ever revised, repealed, or judicially interpreted, so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, received, or paid, with respect to the loan or forbearance evidenced by this Note, or if any prepayment by Maker or other party, or computations of any sort, result in Maker or any other party to this instrument having paid, been charged, or contracted for any interest in excess of that permitted by law, then it is the express intent of Maker, Holder, and any other party to this instrument that all excess amounts contracted for, collected, charged, received, or taken by Holder or paid by Maker or any other party be credited on the principal balance of this Note (or if this Note has been paid in full, refunded to Maker or to whomever else may be so entitled), and the provisions of this Note be deemed reformed and the amounts thereafter collectable hereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder. It is expressly stipulated and agreed to be the intent of Maker and Holder and other parties to this instrument to at all times comply with the applicable usury laws of Illinois and of the United States now or hereafter governing the interest paid on this Note and the loan or forbearance evidenced hereby.

         9. Governing Law; Venue. This Note shall be governed by and construed in accordance with the laws of the State of Illinois and the applicable laws of the United States of America. Any action or proceeding under or in connection with this Note against Maker or any other party ever liable for payment of any sums of money payable on this Note shall be brought in any state or federal court in Cook County, Illinois. Maker and each such other party hereby irrevocably (i) submits to the exclusive jurisdiction of such courts, and (ii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum. Any action or proceeding by Maker or any other party liable hereunder against Holder shall be brought only in a court located in Cook County, Illinois.

         10. Entire Agreement. THIS NOTE EMBODIES THE FINAL, ENTIRE AGREEMENT OF MAKER AND HOLDER WITH RESPECT TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS


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OF MAKER AND HOLDER. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND HOLDER
RELATING TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE.

         11.  Automatic Conversion.

              11.1 Automatic Conversion and Conversion Price.

              The outstanding principal and interest of this Note shall automatically convert, without any action on the part of the Holder, on the closing of the offering and sale by Maker or any of its subsidiaries shares of any securities (debt or equity) of Maker (the "Conversion Securities") in which Maker receives gross proceeds (excluding the conversion of this Note and the similar Convertible Promissory Notes of even date herewith payable to Apex Strategic Partners, LLC, Thurston Interests, L.L.C. and Thurston Communications Corporation) of $5,000,000 or more (the "Conversion Date") into such fully paid and non-assessable shares of the Conversion Securities (calculated to the nearest 1/100th of a share) having the same powers, designations, preferences, and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as the Conversion Securities sold in such private sale, at the conversion price (the "Conversion Price") equal to the lowest price per share of Conversion Securities received by Maker in such private sale. In addition, Holder shall be granted such additional rights and benefits as those granted to the other purchasers in such private sale. Maker shall furnish to Holder all such documentation as Holder may reasonably request to verify the Conversion Price and other terms of such private sale. The number of shares of Conversion Securities issuable upon conversion of this Note shall be determined as follows: divide (A) the sum of (i) the principal of this Note outstanding on the Conversion Date, plus (ii) all accrued and unpaid interest on this Note on the Conversion Date, by (B) the Conversion Price.

              11.2  Issuance of Shares of Conversion Securities on Conversion.

                    (a) As promptly as practicable after the Conversion Date, Maker shall issue, at its expense, and shall deliver to such Holder,
         (i) a certificate or certificates for the number of full shares of Conversion Securities issuable upon the conversion of this Note, and
         (ii) cash in lieu of scrip as provided in Section 11.4.

                    (b) Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the Holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Conversion Securities shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.


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                  11.3   No Adjustments for Dividends.

                  No payment or adjustment shall be made by or on behalf of Maker on account of any dividends on the Conversion Securities issued upon such conversion which were declared for payment to holders of Conversion Securities of record as of a date prior to the Conversion Date.

                  11.4   Cash Payment in Lieu of Fractional Shares.

                  No fractional shares of Conversion Securities shall be issued upon the conversion of this Note. In lieu of any fraction of a share of Conversion Securities to which the Holder would otherwise be entitled upon conversion of this Note, Maker shall pay a cash adjustment for such fraction in an amount equal to the same fraction of the Conversion Price per share of Conversion Securities at the close of business on the Conversion Date.

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         IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year above first written.

                                        QORUS.COM, INC.,
                                        a Florida corporation

                                        By: /s/ THOMAS C. RATCHFORD
                                            ------------------------------------
                                            Thomas C. Ratchford
                                            Chief Financial Officer




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